Exhibit 99.1

KULR Xero Vibe Solution Launches on NVIDIA Jetson Edge AI Platform

HOUSTON / GLOBENEWSWIRE / December 10, 2024 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a global leader in energy management and vibration reduction solutions, today announced the launch of its innovative KULR Xero Vibe™ (“KXV”) solution integrated with the NVIDIA Jetson edge AI platform. This new rollout combines superior vibration mitigation with artificial intelligence capabilities to enable high-performance, reliable operation in edge AI environments.

The NVIDIA Jetson platform, known for its powerful edge AI computing capabilities, offers unparalleled performance for edge applications such as robotics, autonomous machines, industrial IoT, and smart cities. KULR’s Xero Vibe™ solution complements the Jetson platform by addressing key operational challenges such as vibration suppression, ensuring optimal cooling system performance, reduced energy consumption, and extended mechanical lifespans.

KULR CEO Michael Mo highlighted, "The Jetson platform is NVIDIA's Industrial AI-at-the-edge solution to connect the physical world to the Omniverse through AI agents for the Industrial Revolution 4.0. It's the perfect platform for KULR to integrate our KXV technology and provide our customers a future proof AI-agent powered energy management edge device solution for data centers, renewable energy, electric mobility and industrial cooling applications. We are very excited to embark on this new era of AI-agent powered future with the NVIDIA platform."

The edge AI market size is projected to grow from $24.05 billion in 2024 to $356.84 billion by 2035, representing a CAGR of 27.786% during the forecast period 2024-2035.

Key Features of the KULR Xero Vibe™ Solution:

•	Advanced Vibration Mitigation: KULR Xero Vibe™ utilizes proprietary vibration reduction technology to minimize mechanical stress, enhancing the reliability and longevity of AI edge devices.

•	Seamless AI Integration: While reducing vibration to virtually zero , KULR Xero Vibe™ is enhanced by NVIDIA Jetson platform’s real-time data processing and machine learning at the edge, unlocking new possibilities for AI-driven operations.

•	Durability in Harsh Environments: Designed for rugged and mission-critical use cases, the KXV solution supports operations in extreme conditions, making it ideal for industrial, aerospace, and defense applications.

Applications Across Industries:

The KULR Xero Vibe™ solution unlocks transformative opportunities across various sectors, including:

•	Data Centers: Enables data center fan cooling systems to run more efficiently and environmentally friendly which lowers operational and capex costs.

•	Wind-Powered Turbines: Diminished mechanical breakdown extends system lifespan leading to increased energy efficiency.

•	Bitcoin: Lowers energy consumption by generating less noise and reduced mechanical wear and tear in proof-of-work mining applications.

•	Robotics: Ensures seamless operation in precision robotics for industrial automation.

•	Aerospace, Defense, and Electric Aviation: Enables robust performance in mission-critical applications requiring ruggedized systems.

For more information about the KULR Xero Vibe™ solution, visit www.kulrtechnology.com.

About KULR Technology Group Inc.

KULR Technology Group Inc. (NYSE American: KULR) delivers cutting edge energy storage solutions for space, aerospace, and defense by leveraging a foundation of in-house battery design expertise, comprehensive cell and battery testing suite, and battery fabrication and production capabilities. The Company’s holistic offering allows delivery of commercial-off-the-shelf and custom next generation energy storage systems in rapid timelines for a fraction of the cost compared to traditional programs. For more information, please visit www.kulrtechnology.com.

About NVIDIA Jetson

The NVIDIA Jetson platform is the leading AI-at-the-edge computing platform with over a million developers. It offers high performance, energy efficiency, and scalability, enabling the development of smart devices and systems across diverse industries.

Safe Harbor Statement

This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on April 12, 2024, as may be amended or supplemented by other reports we file with the Securities and Exchange Commission from time to time. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Investor Relations:

KULR Technology Group, Inc.

Phone: 858-866-8478 x 847

Email: ir@kulrtechnology.com